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Exhibit 99.1

Zurich, January 21, 2003 — Credit Suisse Group has decided to take a charge of USD 450 million (CHF 702 million) for certain litigation against CSFB in addition to a charge of USD 150 million (CHF 234 million) for the previously announced agreement in principle with US regulators. It will book a previously announced after-tax loss of USD 250 million (CHF 390 million) on Pershing's sale in fourth quarter 2002. The Group expects a net loss of approximately CHF 1.0 billion for the fourth quarter and a net loss of approximately CHF 3.4 billion for the full year 2002. Capital ratios are expected to be in line with those at the end of the third quarter. Winterthur returns to profitability in the fourth quarter 2002.

Credit Suisse Group today announced that it has decided to take a pre-tax charge in the fourth quarter of 2002 of USD 450 million (CHF 702 million), or USD 293 million (CHF 456 million) after tax, for Credit Suisse First Boston's private litigation involving research analyst independence, certain IPO allocation practices, Enron and other related litigation. This is in addition to the pre-tax charge of USD 150 million (CHF 234 million), or USD 124 million (CHF 193 million) after tax, for the previously announced agreement in principle with various US regulators involving research analyst independence and the allocation of IPO shares to executive officers.

The Group also said that the previously announced after-tax loss of USD 250 million (CHF 390 million) connected with the sale of Credit Suisse First Boston's Pershing unit to The Bank of New York will be booked in the fourth quarter of 2002. Pershing will be sold for USD 2 billion (approximately CHF 2.8 billion) in cash, together with the repayment of a USD 480 million (CHF 667 million) subordinated loan and an additional contingent payment of up to USD 50 million (CHF 70 million) based on future performance, and the sale is expected to close in the first half of 2003.

Based on preliminary results, Credit Suisse Group expects to report a net loss for the fourth quarter of 2002 of approximately CHF 1.0 billion and a net loss of approximately CHF 3.4 billion for the full year of 2002.

In addition to the charges for the regulatory agreement and litigation and the after-tax loss in connection with the sale of Pershing, the Group's fourth quarter 2002 net loss of approximately CHF 1.0 billion will include a restructuring charge of approximately CHF 72 million associated with the previously announced realignment of the onshore financial services activities in Europe; an expense of approximately USD 200 million (CHF 314 million), or USD 145 million (CHF 226 million) after tax, in connection with the previously announced USD 500 million (CHF 780 million) cost reduction program at Credit Suisse First Boston; and a cumulative positive effect from prior years of approximately CHF 520 million for the Group from the previously announced change in accounting policy to allow for capitalization of deferred tax assets with respect to net operating losses.

Credit Suisse Group said that capital ratios at year-end are expected to be in line with those at the end of the third quarter of 2002.

Co-Chief Executive Officer John J. Mack said: "While we expect challenging market conditions to continue throughout 2003, we are working to restore the Group to profitability. We remain focused on building our core businesses, which continue to hold key market leadership positions. At the same time, we are pursuing a range of aggressive measures across the Group to continue adapting our cost structure to this tough business environment, having already eliminated USD 3 billion (approximately CHF 4.7 billion) in costs at Credit Suisse First Boston since fall 2001. Further, the recent settlement in principle with the US regulators allows us to put this matter behind us."

Co-Chief Executive Officer Oswald J. Grübel stated: "I am pleased that all of Credit Suisse Financial Services' businesses were profitable in the fourth quarter, especially Winterthur. Our entire management team across the Group is working to accelerate significant improvements in bottom-line performance."

Credit Suisse Financial Services

Business unit Credit Suisse Financial Services expects to report a net profit of approximately CHF 650 million for the fourth quarter of 2002 and a net loss of approximately CHF 220 million for the full year of 2002. The Private Banking segment is expected to post slightly higher fourth quarter results compared to the previous quarter. The Corporate and Retail Banking segment is expected to report lower fourth quarter results, compared with the third quarter, due to lower commission income and higher project costs. Both the Life & Pensions segment and the non-life Insurance segment are expected to return to profitability in the fourth quarter of 2002, posting better than expected investment results.

Credit Suisse First Boston

Business unit Credit Suisse First Boston expects to report a net loss of approximately USD 790 million (CHF 1.2 billion) for the fourth quarter of 2002 and a net loss of approximately USD 1.2 billion (CHF 1.8 billion) for the full year of 2002. The fourth quarter net loss reflects the charges for the regulatory agreement and litigation, the after-tax loss in connection with the sale of Pershing, and the charge in connection with the cost reduction program, as discussed above, all totalling approximately USD 810 million (CHF 1.3 billion) after tax. Excluding these items as well as excluding the amortization of acquired intangible assets and goodwill totalling approximately USD 172 million (CHF 254 million) after tax, and excluding the cumulative positive effect from prior years of the accounting change for income taxes of approximately USD 163 million (CHF 254 million), Credit Suisse First Boston would expect to have a small net operating profit for the fourth quarter and for the full year 2002. Fourth quarter revenues and expenses are expected to be below third quarter levels. Credit provisions for impaired loans also declined in the fourth quarter, compared to the third quarter of 2002.

The legal reserve charge relating to private litigation represents management's current estimate after consultation with counsel of the probable aggregate costs associated with such matters. Credit Suisse First Boston believes that it has substantial defenses in these private litigation matters, which are at an early stage. Given that it is difficult to predict the outcome of these matters, where claimants seek large or indeterminate damages or where the cases present novel theories or involve a large number of parties, Credit Suisse First Boston cannot state with confidence what the timing or eventual outcome will actually be. The legal reserve may be subject to revision in the future.

Detailed fourth quarter and full year 2002 results will be announced on February 25, 2003.

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  Exhibit 99.1